Exhibit 99.1
News Release
One First Financial Plaza, Terre Haute, IN 47807 · (812) 238-6000

FOR IMMEDIATE RELEASE	For more information contact:
October 19, 2007	Michael A. Carty at (812) 238-6264
Third quarter earnings announced for First Financial Corporation
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced results of operations for the first nine months of 2007. Earnings per share rose to $1.45, an increase of 10.7% over the $1.31 reported for the same period in 2006. Net income was $19.2 million reflecting a 10.4% improvement over the $17.4 million reported for the nine months ended September 30, 2006.
For the three months ended September 30, 2007 earnings per share of $0.48 and net income of $6.4 million were improvements of 17.1% and 16.6%, respectively, over the $0.41 per average share outstanding and $5.5 million net income for the third quarter of 2006. Compared to the same period of 2006, net charge-offs of loans for the third quarter of 2007 decreased by 49.7%, or $1.4 million, allowing the provision for loan losses to be reduced by 36.9% or $920 thousand.
The net interest margin for 2007 of 3.89% was down slightly from the 3.92% of 2006; however net interest income for the nine months and quarter ended September 30, 2007 was $620 thousand and $505 thousand higher, respectively, than that reported for the same periods in 2006.
Non-interest income for the nine months and quarter ended September 30, 2007 was $1.8 million and $0.8 million higher, respectively, than that reported for the same periods in 2006. This increase is the result of increased loan fee income and gains related to the sale of mortgage loans. Insurance fee income also increased over the same period of 2006.
Non-interest expense for the quarter ended September 30, 2007 increased 2.92% over the same period of 2006. For the nine months ended September 30, 2007 non-interest expense increased a modest $197 thousand, or 0.41% over the same period in 2006.
Deposits increased $18.3 million to $1.496 billion on September 30, 2007, compared to $1.478 billion on September 30, 2006. Total loans were $1.429 billion on September 30, 2007, compared to $1.394 billion on September 30, 2006.
First Financial Corporation is the holding company for First Financial Bank, N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana.

First Financial Corporation
For the Quarter and the Nine Months Ending September 30, 2007
Unaudited
(Dollar amounts in thousands except per share data)

	09/30/07	09/30/06	Change	% Change

Year to Date Information:

Net Income	$19,198	$17,389	$1,809	10.40%
Earnings Per Average Share	$1.45	$1.31	$0.14	10.69%
Return on Assets	1.17%	1.08%	0.09%	8.33%
Return on Equity	9.26%	8.48%	0.78%	9.20%
Net Interest Margin	3.89%	3.92%	-0.03%	-0.77%
Net Interest Income	$55,771	$55,151	$620	1.12%
Non-Interest Income	$23,511	$21,692	$1,819	8.39%
Non-Interest Expense	$48,294	$48,097	$197	0.41%
Loan Loss Provision	$4,505	$5,343	$(838)	-15.68%
Net Charge Offs	$5,168	$5,563	$(395)	-7.10%
Efficiency Ratio	55.78%	59.68%	-3.90%	-6.53%

Quarter to Date Information:

Net Income	$6,362	$5,455	$907	16.63%
Earnings Per Average Share	$0.48	$0.41	$0.07	17.07%
Return on Assets	1.16%	1.02%	0.14%	13.73%
Return on Equity	9.28%	8.01%	1.27%	15.86%
Net Interest Margin	3.89%	3.92%	-0.03%	-0.77%
Net Interest Income	$18,749	$18,244	$505	2.77%
Non-Interest Income	$7,835	$7,064	$771	10.91%
Non Interest Expense	$16,128	$15,670	$458	2.92%
Loan Loss Provision	$1,575	$2,495	$(920)	-36.87%
Net Charge Offs	$1,417	$2,818	$(1,401)	-49.72%
Efficiency Ratio	58.19%	58.87%	-0.68%	-1.16%

Balance Sheet:

Assets	$2,216,506	$2,141,769	$74,737	3.49%
Deposits	$1,495,941	$1,477,602	$18,339	1.24%
Loans	$1,428,804	$1,394,050	$34,754	2.49%
Shareholders’ Equity	$278,408	$277,491	$917	0.33%
Book Value Per Share	$21.15	$20.93	$0.22	1.05%
Average Assets	$2,188,845	$2,143,864	$44,981	2.10%